                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 4)(1)

                            FALCONSTOR SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   306137 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                January 11, 2006
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the
following box |_|.

         NOTE. The Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 35 Pages)

--------
(1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the
NOTES).

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                     Page 2 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   484,051 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               41,008 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               484,051 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               41,008 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     525,059 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                     Page 3 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   41,008 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               484,051 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               41,008 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               484,051 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     525,059 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                     Page 4 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   180,089 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               180,089 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     180,089 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                     Page 5 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wheatley Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,370,015 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               592,821 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,370,015 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               592,821 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,962,836 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                     Page 6 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wheatley Foreign Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   293,012 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               1,669,824 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               293,012 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               1,669,824 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,962,836 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                     Page 7 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wheatley Associates III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   299,809 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               1,663,027 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               299,809 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               1,663,027 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,962,836 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                     Page 8 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,907,205 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               2,667,984 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,907,205 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               2,667,984 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     4,580,189 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                     Page 9 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   489,680 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               2,667,984 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               489,680 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               2,667,984 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,157,664 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 10 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Nancy Casey
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   94,744 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               1,962,836 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               94,744 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               1,962,836 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,057,580 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 11 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Applegreen Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   259,868 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               259,868 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     259,868 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 12 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   79,622 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               2,942,852 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               79,622 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               2,942,852 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,022,474 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 13 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   12,500 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               2,942,852 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               12,500 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               2,942,852 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,955,352 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 14 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   642,453 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               642,453 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     642,453 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 15 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   743,513 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               743,513 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     743,513 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 16 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   692,983 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               692,983 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     692,983 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 17 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Brookwood Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   395,217 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               395,217 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     395,217 sharess
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 18 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Barry Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,300,903 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               5,142,150 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,300,903 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               5,142,150 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,443,053 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     13.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 19 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Marilyn Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,258 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               2,474,166 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,258 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               2,474,166 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,475,424 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 20 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Dana Lieber Moriarty
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   5,000 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               5,000 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,000 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.01%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 21 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Pam Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   5,000 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               5,000 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,000 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.01%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 22 of 35 Pages
--------------------------                               -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Brooke Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   10,000 shares
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING        8      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               10,000 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     10,000 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.02%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 23 of 35 Pages
--------------------------                               -----------------------

     The following constitutes Amendment No. 4 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this
Amendment No. 4, the Schedule 13D remains in full force and effect. Capitalized terms used in this Amendment No. 4 but not defined herein shall have the meaning set forth in the Schedule 13D.

     Items 5(a) and (b) are hereby amended to read in their entirety as follows:

Item 5.   INTEREST IN SECURITIES OF THE ISSUER.

          (a) The following table sets forth the aggregate number and percentage
(based on 47,719,498 shares of Common Stock outstanding as of October 26, 2005, as reported by the Issuer in its quarterly report for the period ending
September 30, 2005) of beneficial ownership for each of the Reporting Persons.

                                                                       Percentage of
                                               Shares of Common       Shares of Common
                                                     Stock                 Stock
Name                                           Beneficially Owned     Beneficially Owned
----                                           ------------------     ------------------
Wheatley Partners, L.P.(1)                          525,059                1.1%
Wheatley Foreign Partners, L.P.(2)                  525,059                1.1%
Wheatley Partners II, L.P.                          180,089                0.4%
Wheatley Partners III, L.P.(3)                    1,962,836                4.1%
Wheatley Foreign Partners III, L.P.(4)            1,962,836                4.1%
Wheatley Associates III, L.P.(5)                  1,962,836                4.1%
Wheatley Partners LLC (6)                           525,059                1.1%
Wheatley Partners III LLC(7)                      1,962,836                4.1%
Irwin Lieber(8)                                   4,580,189                9.6%
Barry Fingerhut(9)                                3,157,664                6.6%
Nancy Casey(10)                                   2,057,580                4.3%
Applegreen Partners                                 259,868                0.5%
Seth Lieber(11)                                   3,022,474                6.3%
Jonathan Lieber(12)                               2,955,352                6.2%
Seneca Ventures                                     642,453                1.3%
Woodland Venture Fund                               743,513                1.6%
Woodland Partners                                   692,983                1.5%
Brookwood Partners, L.P.                            395,217                0.8%
Woodland Services Corp.(13)                       1,385,966                2.9%
Barry Rubenstein(14)                              6,443,053               13.5%
Marilyn Rubenstein(15)                            2,475,424                5.2%
Dana Lieber Moriarty                                  5,000                0.01%
Pam Fingerhut                                         5,000                0.01%

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 24 of 35 Pages
--------------------------                               -----------------------

Brooke Fingerhut                                     10,000                0.02%
----------------------

(1)      Consists of (a) 484,051 shares of Common Stock held by Wheatley and (b)
         41,008 shares of Common Stock held by Wheatley Foreign. Wheatley disclaims beneficial ownership of the securities held by Wheatley
         Foreign.

(2)      Consists of (a) 41,008 shares of Common Stock held by Wheatley Foreign and (b) 484,051 shares of Common Stock held by Wheatley. Wheatley
         Foreign disclaims beneficial ownership of the securities held by
         Wheatley.

(3)      Consists of (a) 1,370,015 shares of Common Stock held by Wheatley III,
         (b) 293,012 shares of Common Stock held by Wheatley Foreign III and (c)
         299,809 shares of Common Stock held by Wheatley Associates. Wheatley
         III disclaims beneficial ownership of the securities held by Wheatley
         Foreign III and Wheatley Associates.

(4)      Consists of (a) 293,012 shares of Common Stock held by Wheatley Foreign
         III, (b) 1,370,015 shares of Common Stock held by Wheatley III and (c)
         299,809 shares of Common Stock held by Wheatley Associates. Wheatley
         Foreign III disclaims beneficial ownership of the securities held by
         Wheatley III and Wheatley Associates.

(5)      Consists of (a) 299,809 shares of Common Stock held by Wheatley
         Associates, (b) 1,370,015 shares of Common Stock held by Wheatley III and (c) 293,012 shares of Common Stock held by Wheatley Foreign III.
         Wheatley Associates disclaims beneficial ownership of the securities held by Wheatley III and Wheatley Foreign III.

(6)      Consists of (a) 484,051 shares of Common Stock held by Wheatley and (b)
         41,008 shares of Common Stock held by Wheatley Foreign. Wheatley LLC disclaims beneficial ownership of the securities held by Wheatley and
         Wheatley Foreign, except to the extent of its respective equity interests therein.

(7)      Consists of (a) 1,370,015 shares of Common Stock held by Wheatley III,
         (b) 293,012 shares of Common Stock held by Wheatley Foreign III and (c)
         299,809 shares of Common Stock held by Wheatley Associates. Wheatley
         III LLC disclaims beneficial ownership of the securities held by
         Wheatley III, Wheatley Foreign III and Wheatley Associates, except to the extent of its respective equity interests therein.

(8)      Consists of (a) 1,907,205 shares of Common Stock held by Irwin Lieber,
         (b) 5,000 shares of Common Stock held by Mr. Lieber's daughter, (c)
         484,051 shares of Common Stock held by Wheatley, (d) 41,008 shares of
         Common Stock held by Wheatley Foreign, (e) 180,089 shares of Common
         Stock held by Wheatley II, (f) 1,370,015 shares of Common Stock held by
         Wheatley III, (g) 293,012 shares of Common Stock held by Wheatley
         Foreign III, and (h) 299,809 shares of Common Stock held by Wheatley
         Associates. Mr. Lieber disclaims beneficial ownership of the securities held by his daughter, Wheatley, Wheatley Foreign, Wheatley II, Wheatley
         III, Wheatley Foreign III and Wheatley Associates, except to the extent of his respective equity interests therein.

(9)      Consists of (a) 469,680 shares of Common Stock held by Barry Fingerhut,
         (b) 20,000 shares of Common Stock held by Longboat Key Associates, (c)
         484,051 shares of Common Stock held by Wheatley, (d) 41,008 shares of
         Common Stock held by Wheatley Foreign, (e) 180,089 shares of Common
         Stock held by Wheatley II, (f) 1,370,015 shares of Common Stock held by
         Wheatley III, (g) 293,012 shares of Common Stock held by Wheatley

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 25 of 35 Pages
--------------------------                               -----------------------

         Foreign III, and (h) 299,809 shares of Common Stock held by Wheatley
         Associates. Mr. Fingerhut disclaims beneficial ownership of the securities held by Wheatley, Wheatley Foreign, Wheatley II, Wheatley
         III, Wheatley Foreign III and Wheatley Associates, except to the extent of his respective equity interests therein.

(10)     Consists of (a) 94,744 shares of Common Stock held by Nancy Casey and her husband, as joint tenants, (b) 1,370,015 shares of Common Stock held by Wheatley III, (c) 293,012 shares of Common Stock held by
         Wheatley Foreign III, and (d) 299,809 shares of Common Stock held by
         Wheatley Associates. Ms. Casey disclaims beneficial ownership of the securities held by Wheatley III, Wheatley Foreign III and Wheatley
         Associates, except to the extent of her respective equity interests therein.

(11)     Consists of (a) 79,622 shares of Common Stock held by Seth Lieber, (b)
         15,000 shares of Common Stock held by the Irwin Lieber 1996 Grandfather
         Trust (the "Grandfather Trust") for which Seth Lieber is a co-trustee,
         (c) 484,051 shares of Common Stock held by Wheatley, (d) 41,008 shares of Common Stock held by Wheatley Foreign, (e) 180,089 shares of Common
         Stock held by Wheatley II, (f) 1,370,015 shares of Common Stock held by
         Wheatley III, (g) 293,012 shares of Common Stock held by Wheatley
         Foreign III, and (h) 299,809 shares of Common Stock held by the
         Grandfather Trust, Wheatley Associates and (i) 259,868 shares of Common
         Stock held by Applegreen. Mr. Lieber disclaims beneficial ownership of the securities held by the Grandfather Trust, Wheatley, Wheatley
         Foreign, Wheatley II, Wheatley III, Wheatley Foreign III, Wheatley
         Associates and Applegreen, except to the extent of his respective equity interests therein.

(12)     Consists of (a) 12,500 shares of Common Stock held by Jonathan Lieber,
         (b) 15,000 shares of Common Stock held by the Grandfather Trust, for which Jonathan Lieber is a co-trustee, (c) 484,051 shares of Common
         Stock held by Wheatley, (d) 41,008 shares of Common Stock held by
         Wheatley Foreign, (e) 180,089 shares of Common Stock held by Wheatley
         II, (f) 1,370,015 shares of Common Stock held by Wheatley III, (g)
         293,012 shares of Common Stock held by Wheatley Foreign III, (h)
         299,809 shares of Common Stock held by Wheatley Associates and (i)
         259,868 shares of Common Stock held by Applegreen. Mr. Lieber disclaims beneficial ownership of the securities held by the Grandfather Trust,
         Wheatley, Wheatley Foreign, Wheatley II, Wheatley III, Wheatley Foreign
         III, Wheatley Associates and Applegreen, except to the extent of his respective equity interests therein.

(13)     Consists of (a) 642,453 shares of Common Stock held by Seneca and (b)
         743,513 shares of Common Stock held by Woodland Venture. Woodland
         Services disclaims beneficial ownership of the securities held by
         Seneca and Woodland Venture, except to the extent of its respective equity interests therein.

(14)     Consists of (a) 1,300,903 shares of Common Stock held by Barry
         Rubenstein, (b) 484,051 shares of Common Stock held by Wheatley, (c)
         41,008 shares of Common Stock held by Wheatley Foreign, (d) 180,089 shares of Common Stock held by Wheatley II, (e) 1,370,015 shares of
         Common Stock held by Wheatley III, (f) 293,012 shares of Common Stock held by Wheatley Foreign III, (g) 299,809 shares of Common Stock held by Wheatley Associates, (h) 642,453 shares of Common Stock held by
         Seneca, (i) 743,513 shares of Common Stock held by Woodland Venture,
         (j) 692,983 shares of Common Stock held by Woodland Partners and (k)
         395,217 shares of Common Stock held by Brookwood. Mr. Rubenstein disclaims beneficial ownership of the securities held by Wheatley,
         Wheatley Foreign, Wheatley II, Wheatley III, Wheatley Foreign III,
         Wheatley Associates, Seneca, Woodland Venture, Woodland Partners and
         Brookwood, except to the extent of his respective equity interests therein.

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 26 of 35 Pages
--------------------------                               -----------------------

(15)     Consists of (a) 1,258 shares of Common Stock held by Marilyn
         Rubenstein, (b) 642,453 shares of Common Stock held by Seneca, (c)
         743,513 shares of Common Stock held by Woodland Venture, (d) 692,983 shares of Common Stock held by Woodland Partners and (e) 395,217 shares of Common Stock held by Brookwood. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Seneca, Woodland Venture, Woodland
         Partners and Brookwood, except to the extent of her respective equity interests therein.

               (b) Wheatley has sole power to vote and dispose of 484,051 shares of Common Stock, representing approximately 1.0% of the outstanding shares of
Common Stock and may be deemed to have shared power to vote and dispose of
41,008 shares of Common Stock, representing approximately 0.1% of the outstanding shares of Common Stock.

               Wheatley Foreign has sole power to vote and dispose of 41,008 shares of Common Stock, representing approximately 0.1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 484,051 shares of Common Stock, representing approximately 1.0% of the outstanding shares of Common Stock.

               By virtue of being the general partner of Wheatley and a general partner in Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 525,059 shares of Common Stock, representing approximately
1.1% of the outstanding shares of Common Stock.

               Wheatley II has sole power to vote and dispose of 180,089 shares of Common Stock, representing approximately 0.4% of the outstanding shares of
Common Stock.

               Wheatley III has sole power to vote and dispose of 1,370,015 shares of Common Stock, representing approximately 2.9% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 592,281 shares of Common Stock, representing approximately 1.2% of the outstanding shares of Common Stock.

               Wheatley Foreign III has sole power to vote and dispose of
293,012 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 1,669,824 shares of Common Stock, representing approximately
3.5% of the outstanding shares of Common Stock.

               Wheatley Associates has sole power to vote and dispose of 299,809 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 1,663,027 shares of Common Stock, representing approximately 3.5% of the outstanding shares of Common Stock.

               By virtue of being the general partner of Wheatley III, Wheatley
Foreign III and Wheatley Associates, Wheatley III LLC may be deemed to have shared power to vote and dispose of 1,962,836 shares of Common Stock, representing approximately 4.1% of the outstanding shares of Common Stock.

               Irwin Lieber has sole power to vote and dispose of 1,907,205 and shares of Common Stock, representing approximately 4.0% of the outstanding shares of Common Stock. Mr. Lieber is a member and an officer of Wheatley LLC and Wheatley III LLC and a general partner of Wheatley II and has trading authorization over the 5,000 shares of Common Stock held by Dana Lieber
Moriarty, his daughter. As a result, Mr. Lieber may be deemed to have shared power to vote 2,667,984 shares of Common Stock and shared power to dispose of
2,672,984 shares of Common Stock, representing approximately 5.6% of the outstanding shares of Common Stock.

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 27 of 35 Pages
--------------------------                               -----------------------

               Barry Fingerhut has sole power to vote and dispose of 489,680 shares of Common Stock, representing approximately 1.0% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley
LLC and Wheatley III LLC and a general partner of Wheatley II, Mr. Fingerhut may be deemed to have shared power to vote and dispose of 2,667,984 shares of Common
Stock, representing approximately 5.6% of the outstanding shares of Common
Stock.

               Nancy Casey has shared power to vote and dispose of 94,744 shares of Common Stock, representing approximately 0.2% of the outstanding shares of
Common Stock. By virtue of being a member and an officer of Wheatley III LLC,
Ms. Casey may also be deemed to have shared power to vote and dispose of
1,962,836 shares of Common Stock, representing approximately 4.1% of the outstanding shares of Common Stock.

               Applegreen has sole power to vote and dispose of 259,868 shares of Common Stock, representing approximately 0.5% of the outstanding shares of
Common Stock.

               Seth Lieber has sole power to vote and dispose of 79,622 shares of Common Stock, representing approximately 0.2% of the outstanding shares of
Common Stock. By virtue of being a member and an officer of Wheatley LLC and
Wheatley III LLC, a general partner of Wheatley II and Applegreen, and a co-trustee of the Grandfather Trust, Seth Lieber may be deemed to have shared power to vote and dispose of 2,942,852 shares of Common Stock, representing approximately 6.2% of the outstanding shares of Common Stock.

               Jonathan Lieber has sole power to vote and dispose of 12,500 shares of Common Stock, representing less than 0.1% of the outstanding shares of
Common Stock. By virtue of being a member and an officer of Wheatley LLC and
Wheatley III LLC, a general partner of Wheatley II, the managing general partner of Applegreen, and a co-trustee of the Grandfather Trust, Jonathan Lieber may be deemed to have shared power to vote and dispose of 2,942,852 shares of Common
Stock, representing approximately 6.2% of the outstanding shares of Common
Stock.

               Seneca has sole power to vote and dispose of 642,453 shares of
Common Stock, representing approximately 1.3% of the outstanding shares of
Common Stock.

               Woodland Venture has sole power to vote and dispose of 743,513 shares of Common Stock, representing approximately 1.6% of the outstanding shares of Common Stock.

               Woodland Partners has sole power to vote and dispose of 692,983 shares of Common Stock, representing 1.5% of the outstanding shares of Common
Stock.

               Brookwood has sole power to vote and dispose of 395,217 shares of
Common Stock, representing 0.8% of the outstanding shares of Common Stock.

               By virtue of being a general partner of Seneca and Woodland
Venture, Woodland Services may be deemed to have shared power to vote and dispose of 1,385,966 shares of Common Stock, representing approximately 2.9% of the outstanding shares of Common Stock.

               Barry Rubenstein has sole power to vote and dispose of 1,300,903 shares of Common Stock, representing approximately 2.7% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley
LLC and Wheatley III LLC and a general partner of Wheatley II, Seneca, Woodland
Venture, Woodland Partners and Brookwood, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 5,142,150 shares of Common Stock,

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 28 of 35 Pages
--------------------------                               -----------------------

representing approximately 10% of the outstanding shares of Common Stock. Does not include securities held by Marilyn Rubenstein, the wife of Mr. Rubenstein.

               Marilyn Rubenstein has sole power to vote and dispose of 1,258 shares of Common Stock, representing less than one percent of the outstanding shares of Common Stock. By virtue of being a general partner of Woodland
Partners and Brookwood and an officer of Woodland Services, Mrs. Rubenstein may be deemed to have shared power to vote and dispose of 2,474,166 shares of Common
Stock, representing approximately 5.2% of the outstanding shares of Common
Stock. Does not include securities held by Barry Rubenstein, the husband of Mrs.
Rubenstein.

               Item 5(c) is amended in its entirety to read as follows:

               (c) The following table sets forth a description of all
transactions in shares of Common Stock of the Issuer by the Reporting Persons
identified in Item 2 of this Schedule 13D effected during the past sixty days, which consists of the following bona-fide-gifts:

    Name of                Sale       Number of Shares     Sales Price per
 Stockholder               Date           Gifted               Share($)
 -----------               ----           ------               --------

Barry Rubenstein          01/11/06       100,000                 0(1)
                          11/15/05       100,000                 0(1)

Irwin Lieber              12/21/05        12,500                 0(2)

------------------------

(1) These shares were donated by Mr. Rubenstein to North Shore-LIJ Health System
Foundation.

(2) Mr. Lieber gifted 2,500 shares to Seth Lieber, 2,500 shares to his daughter,
Dana Lieber Moriarty, for which he has trading authorization and 7,500 shares to the Grandfather Trust for the benefit of his 3 minor grandchildren.

               Item 7 is amended to include the following:

Item 7.   MATERIALS TO BE FILED AS EXHIBITS.

               The following documents are filed herewith:

          (d)  Joint  Filing  Agreement  dated  February  28,  2006 by and among
Wheatley Partners,  L.P., Wheatley Foreign Partners, L.P., Wheatley Partners II,
L.P., Wheatley Partners III, L.P., Wheatley Foreign Partners III, L.P., Wheatley
Associates III, L.P., Seneca Ventures, Woodland Venture Fund, Woodland Partners,
Brookwood  Partners,  L.P.,  Applegreen  Partners,  Barry  Rubenstein,   Marilyn
Rubenstein,  Irwin Lieber, Seth Lieber, Jonathan Lieber, Barry Fingerhut,  Nancy
Casey, Dana Lieber Moriarty, Pam Fingerhut and Brooke Fingerhut.

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 29 of 35 Pages
--------------------------                               -----------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 28, 2006                 WHEATLEY PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY FOREIGN PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY PARTNERS II, L.P.

                                         By: WHEATLEY PARTNERS II, L.P.

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, a General Partner

                                         WHEATLEY PARTNERS III, L.P.

                                         By: WHEATLEY PARTNERS III, L.P.

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY FOREIGN PARTNERS III, L.P.

                                         By: Wheatley Partners III LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY ASSOCIATES III, L.P.

                                         By: Wheatley Partners III LLC,
                                                 the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 30 of 35 Pages
--------------------------                               -----------------------

                                         /s/ Barry Fingerhut
                                         ---------------------------------------
                                         Barry Fingerhut

                                         /s/ Nancy Casey
                                         ---------------------------------------
                                         Nancy Casey

                                         /s/ Seth Lieber
                                         ---------------------------------------
                                         Seth Lieber

                                         APPLEGREEN PARTNERS

                                         By: /s/ Jonathan Lieber
                                             -----------------------------------
                                             Jonathan Lieber
                                             Managing General Partner

                                         /s/ Jonathan Lieber
                                         ---------------------------------------
                                         Jonathan Lieber

                                         SENECA VENTURES

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         WOODLAND VENTURE FUND

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         WOODLAND PARTNERS

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 31 of 35 Pages
--------------------------                               -----------------------

                                         BROOKWOOD PARTNERS, L.P.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein

                                         /s/ Marilyn Rubenstein
                                         ---------------------------------------
                                         Marilyn Rubenstein

                                         /s/ Dana Lieber Moriarty
                                         ---------------------------------------
                                         Dana Lieber Moriarty

                                         /s/ Pam Fingerhut
                                         ---------------------------------------
                                         Pam Fingerhut

                                         /s/ Brooke Fingerhut
                                         ---------------------------------------
                                         Brooke Fingerhut

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 32 of 35 Pages
--------------------------                               -----------------------

                                  EXHIBIT INDEX

         The following document is filed herewith:

         (d) Joint Filing Agreement dated February 28, 2006 by and among
Wheatley Partners, L.P., Wheatley Foreign Partners, L.P., Wheatley Partners II,
L.P., Wheatley Partners III, L.P., Wheatley Foreign Partners III, L.P., Wheatley
Associates III, L.P., Seneca Ventures, Woodland Venture Fund, Woodland Partners,
Brookwood Partners, L.P., Applegreen Partners, Barry Rubenstein, Marilyn
Rubenstein, Irwin Lieber, Seth Lieber, Jonathan Lieber, Barry Fingerhut, Nancy
Casey, Dana Lieber Moriarty, Pam Fingerhut and Brooke Fingerhut.

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 33 of 35 Pages
--------------------------                               -----------------------

                                    EXHIBIT D

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13D,
Amendment No. 4 dated February 28, 2006 with respect to the shares of common stock, $0.01 par value, of FalconStor Software, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the
Securities Exchange Act of 1934, as amended.

         This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: February 28, 2006                 WHEATLEY PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY FOREIGN PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY PARTNERS II, L.P.

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, a General Partner

                                         WHEATLEY PARTNERS III, L.P.

                                         By: WHEATLEY PARTNERS III, L.P.,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY FOREIGN PARTNERS III, L.P.

                                         By: Wheatley Partners III LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 34 of 35 Pages
--------------------------                               -----------------------

                                         /s/ Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber, President

                                         WHEATLEY ASSOCIATES III, L.P.

                                         By: Wheatley Partners III LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber

                                         /s/ Barry Fingerhut
                                         ---------------------------------------
                                         Barry Fingerhut

                                         /s/ Nancy Casey
                                         ---------------------------------------
                                         Nancy Casey

                                         /s/ Seth Lieber
                                         ---------------------------------------
                                         Seth Lieber

                                         APPLEGREEN PARTNERS

                                         By: /s/ Jonathan Lieber
                                             -----------------------------------
                                             Jonathan Lieber
                                             Managing General Partner

                                         /s/ Jonathan Lieber
                                         ---------------------------------------
                                         Jonathan Lieber

                                         SENECA VENTURES

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

--------------------------                               -----------------------
CUSIP No. 74833H 10 0                 13D                    Page 35 of 35 Pages
--------------------------                               -----------------------

                                         WOODLAND VENTURE FUND

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         WOODLAND PARTNERS

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         BROOKWOOD PARTNERS, L.P.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein

                                         /s/ Marilyn Rubenstein
                                         ---------------------------------------
                                         Marilyn Rubenstein

                                         /s/ Dana Lieber Moriarty
                                         ---------------------------------------
                                         Dana Lieber Moriarty

                                         /s/ Pam Fingerhut
                                         ---------------------------------------
                                         Pam Fingerhut

                                         /s/ Brooke Fingerhut
                                         ---------------------------------------
                                         Brooke Fingerhut